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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)*


                       NORTH AMERICAN SCIENTIFIC, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  65715D100
                      ----------------------------------
                                (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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                                 SCHEDULE 13G

CUSIP No. 65715D100                                   Page 2 of 4 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Irwin J. Gruverman
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (A)  / /
     OF A GROUP                              (B)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       460,600*
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    460,600*
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         460,600*
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

*Includes 31,000 shares held in a fund of which the reporting person is the sole general partner, and 45,000 shares subject to outstanding options which are currently exercisable. Excludes 30,000 shares owned by reporting person's spouse, as to which reporting person disclaims beneficial ownership. The information in this Form 13G reflects a 3 for 2 stock split effected in the form of a dividend effective April 20, 1998.

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ITEM 1(a)   Name of Issuer
              North American Scientific, Inc.

ITEM 1(b)   Address of Issuer's Principal Executive Offices
              20200 Sunburst Street
              Chatsworth, CA 91311

ITEM 2(a)   Name of Person Filing
              Irwin J. Gruverman

ITEM 2(b)   Address of Principal Business Office
              30 Ossipee Road
              Newton, MA 02464

ITEM 2(c)   Citizenship
              United States

ITEM 2(d)   Title of Class of Securities
              Common Stock, $0.01 par value

ITEM 2(e)   CUSIP Number
              65715D100

ITEM 3.  Not Applicable


ITEM 4.  OWNERSHIP

    The following information is provided as of December 31, 1998:

    (a) Amount beneficially owned:
         460,600*

    (b) Percent of class:
         6.7%

    (c) Number of shares as to which the person has:

          (i) sole power to vote or to direct the vote
                   460,600*

         (ii) shared power to vote or to direct the vote
                   0

        (iii) sole power to dispose or to direct the disposition of
                   460,600*

         (iv) shared power to dispose or to direct the disposition of
                   0

*Includes 31,000 shares held in a fund of which the reporting person is the sole general partner, 45,000 shares subject to outstanding options which are immediately exercisable. Excludes 30,000 shares owned by reporting person's spouse, as to which reporting person disclaims beneficial ownership.

                                  Page 3 of 4 Pages

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ITEM 5.  Ownership of Five Percent or Less of a Class
              Not Applicable.


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person
              Not Applicable.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
              Not Applicable.


ITEM 8.  Identification and Classification of Members of the Group
              Not Applicable.


ITEM 9.  Notice of Dissolution of Group
              Not Applicable.


ITEM 10. Certification
              Not Applicable


SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999

Signature:  /s/ Irwin J. Gruverman
            ----------------------
Name/Title: Irwin J. Gruverman

                               Page 4 of 4 Pages